Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	April 22, 2019
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS

Porterville, CA – April 22, 2019 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter ended March 31, 2019.  Sierra Bancorp reported consolidated net income of $8.895 million for the first quarter of 2019, for an increase of $2.185 million, or 33%, relative to the first quarter of 2018.  The favorable variance in net income was primarily the result of growth in the average balance of interest-earning assets, net interest margin improvement, and a higher level of income generated by bank-owned life insurance (BOLI).  The Company’s return on average assets was 1.44% in the first quarter of 2019, return on average equity was 12.99%, and diluted earnings per share were $0.58.

Assets totaled $2.539 billion at March 31, 2019, representing an increase of $17 million, or 1%, for the quarter.  The increase in assets resulted primarily from organic growth in real estate loans and agricultural loans.  Gross loans grew to $1.751 billion at March 31, 2019, for an increase of $19 million, or 1%, for the first three months of the year.  Total nonperforming assets dropped by $864,000, or 14%, during the first quarter of 2019.  Deposits totaled $2.161 billion at quarter-end, representing a year-to-date organic increase of $44 million, or 2%, while non-deposit borrowings were reduced by $53 million.

“If you look closely, most overnight successes took a long time.”

– Steve Jobs

“With strong growth in deposits, quality growth in loans, and a solid level of net income, the Company’s first quarter results demonstrate our ability to succeed in an increasingly competitive environment,” noted Kevin McPhaill, President and CEO.  “From Bank of the Sierra’s founding nearly forty-two years ago, the team has been committed to providing the highest level of community banking,” he added.  “Over the years directors, officers and staff have worked hard to build and maintain a culture of community bank service and disciplined growth, and our results from this past quarter are evidence that the same focus continues today,” concluded McPhaill.

Financial Highlights

As noted above, net income increased by $2.185 million, or 33%, for the first quarter of 2019 relative to the first quarter of 2018.  Significant variances in the components of pre-tax income and in our provision for income taxes, including some items of a nonrecurring nature, are noted below.

Net interest income increased by $2.213 million, or 10%, for the first quarter of 2019 over the first quarter of 2018, due in large part to growth in average interest-earning assets totaling $159 million, or 7%, for the comparative periods.  The favorable impact of higher interest-earning assets was augmented by a 10 basis point increase in our net interest margin for the comparative quarters.  Net interest income was also impacted by nonrecurring interest items, which typically include interest income recovered upon the resolution of nonperforming loans, the reversal of interest income when a loan is placed on non-accrual status, and accelerated fees or prepayment penalties recognized for

Sierra Bancorp Financial Results

April 22, 2019

early payoffs.  Nonrecurring items added $206,000 to interest income in the first quarter of 2019, and contributed $102,000 in the first quarter of 2018.  Moreover, discount accretion on loans from whole-bank acquisitions enhanced our net interest margin by approximately four basis points in the first quarter of 2019 as compared to six basis points in the first quarter 2018.

The Company recorded a loan loss provision of $300,000 in the first quarter of 2019 relative to a provision of $200,000 in the first quarter of 2018.  The 2019 provision was deemed necessary subsequent to our determination of the appropriate level for our allowance for loan and lease losses, taking into consideration overall credit quality, growth in outstanding loan balances, and reserves required for specifically identified impaired loan balances.

Total noninterest income reflects an increase of $773,000, or 15%, for the quarterly comparison, due primarily to a higher level of BOLI income. BOLI income was up by $696,000 in the first quarter of 2019 compared to the first quarter of 2018, largely because of fluctuations in income on BOLI associated with deferred compensation plans.  Service charges on deposits, gains on investments, and other noninterest income were not materially different for the quarterly comparison.

Total noninterest expense was essentially unchanged for the quarterly comparison, as well.  Personnel costs and occupancy expense were well controlled, increasing by only 1%.  Other noninterest expense fell by $108,000, or 2%, for the quarterly comparison, but would have been higher from increases in the normal course of business if not for the impact of nonrecurring items on 2018 expenses.  Specifically, acquisition costs declined by $263,000 in the first quarter of 2019 compared to the first quarter of 2018, and net costs associated with foreclosed assets were $208,000 lower.  The Company’s provision for income taxes was 24.1% of pre-tax income in the first quarter of 2019 relative to 23.8% in the first quarter of 2018.

Balance sheet changes during the first quarter of 2019 include an increase in total assets of $17 million, or 1%, due to organic growth in real estate loans and agricultural production loans and a slight increase in investment balances, partially offset by a lower level of cash and due from banks.  Gross loans were up by $19 million, or 1%, including increases in non-agricultural real estate loans totaling $16 million, agricultural real estate loans totaling almost $4 million, and agricultural production loans totaling $3 million.  Commercial loans, on the other hand, were down by close to $3 million, or 2%, and consumer loans and mortgage warehouse loans declined slightly.  While we have experienced a relatively high level of real-estate secured lending activity in recent periods, no assurance can be provided with regard to future loan growth as payoffs remain at relatively high levels, mortgage warehouse loan volumes are difficult to predict, and the number of lending opportunities which meet our credit criteria appears to be declining.  Other assets did not change materially, since a $9.4 million increase resulting from operating lease assets booked at the beginning of 2019, pursuant to our adoption of FASB’s ASU 2016-02, was largely offset by our first quarter 2019 collection of a receivable established at the end of 2018 for expected proceeds from the sale of a large foreclosed property.

Total nonperforming assets, comprised of non-accrual loans and foreclosed assets, fell by $864,000, or 14%, during the first quarter of 2019 due to the impact of net loan charge-offs, as well as our continued efforts to resolve OREO and nonperforming loan balances.  The Company’s ratio of nonperforming assets to loans plus foreclosed assets dropped to 0.31% at March 31, 2019 from 0.36% at December 31, 2018.  All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs.

The Company’s allowance for loan and lease losses was $9.438 million at March 31, 2019, as compared to a balance of $9.750 million at December 31, 2018.  The slight decline resulted from

Sierra Bancorp Financial Results

April 22, 2019

$612,000 in net loan balances charged off in the first quarter, net of the addition of a $300,000 loan loss provision.  Charge-offs were primarily recorded against previously-established reserves, which limited the amount needed to replenish the allowance for loan and lease losses via a loan loss provision.  Because of the slight drop in the allowance and growth in our loan portfolio, the allowance fell to 0.54% of total loans at March 31, 2019 from 0.56% at December 31, 2018.  It should be noted that our need for reserves in recent periods has been favorably impacted by acquired loans, which were booked at their fair values on the acquisition dates and thus did not initially require a loan loss allowance.  Furthermore, loss reserves allocated to mortgage warehouse loans are relatively low because we have not experienced any losses in that portfolio segment.  Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of March 31, 2019, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Deposit balances reflect growth of $44 million, or 2%, during the first quarter of 2019.  Core non-maturity deposits increased by close to $22 million, or 1%, while customer time deposits increased by almost $23 million, or 5%.  Junior subordinated debentures increased slightly from accretion of the discount on trust-preferred securities, and other non-deposit borrowings were reduced by $53 million, or 73%, since deposit growth outpaced loan growth.  Other liabilities increased by over $14 million, due in part to a liability for future operating lease payments that was set up in conjunction with the operating lease asset noted above.

Total capital of $284 million at March 31, 2019 reflects an increase of $11 million, or 4%, relative to year-end 2018 due to capital from the addition of net income, a $4.3 million reduction in our accumulated other comprehensive loss, and stock options exercised, net of $2.8 million in dividends paid.  There were no share repurchases executed by the Company during the first quarter of 2019.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 42nd year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Los Angeles, Ventura, San Luis Obispo and Santa Barbara. The Bank also maintains an online branch, and provides specialized lending services through an agricultural credit center and an SBA center. In 2018, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial and a Sm-All Star award from Sandler O’Neill.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Readers are cautioned not to unduly rely on forward looking statements.  Actual results may differ from those projected.  These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

April 22, 2019

STATEMENT OF CONDITION
(balances in $000's, unaudited)
			Mar '19 vs		Mar '19 vs
ASSETS	3/31/2019	12/31/2018	Dec '18	3/31/2018	Mar '18
Cash and Due from Banks	$68,063	$74,132	-8%	$63,509	+7%
Investment Securities	563,628	560,479	+1%	563,582	0%

Real Estate Loans (non-Agricultural)	1,318,740	1,302,389	+1%	1,147,234	+15%
Agricultural Real Estate Loans	155,110	151,541	+2%	142,929	+9%
Agricultural Production Loans	52,086	49,103	+6%	54,270	-4%
Comm'l & Industrial Loans & Leases	125,679	128,220	-2%	129,771	-3%
Mortgage Warehouse Lines	91,118	91,813	-1%	108,573	-16%
Consumer Loans	8,256	8,862	-7%	9,439	-13%
Gross Loans & Leases	1,750,989	1,731,928	+1%	1,592,216	+10%
Deferred Loan & Lease Fees	2,787	2,602	+7%	2,953	-6%
Loans & Leases Net of Deferred Fees	1,753,776	1,734,530	+1%	1,595,169	+10%
Allowance for Loan & Lease Losses	(9,438)	(9,750)	-3%	(8,991)	+5%
Net Loans & Leases	1,744,338	1,724,780	+1%	1,586,178	+10%

Bank Premises & Equipment	28,855	29,500	-2%	29,060	-1%
Other Assets	134,203	133,611	0%	131,195	+2%
Total Assets	$2,539,087	$2,522,502	+1%	$2,373,524	+7%

LIABILITIES & CAPITAL
Noninterest Demand Deposits	$658,524	$662,527	-1%	$642,363	+3%
Int-Bearing Transaction Accounts	556,628	535,726	+4%	559,084	0%
Savings Deposits	291,875	283,953	+3%	301,888	-3%
Money Market Deposits	120,697	123,807	-3%	157,006	-23%
Customer Time Deposits	483,024	460,327	+5%	376,289	+28%
Wholesale Brokered Deposits	50,000	50,000	0%	-	NM
Total Deposits	2,160,748	2,116,340	+2%	2,036,630	+6%

Junior Subordinated Debentures	34,811	34,767	0%	34,633	+1%
Other Interest-Bearing Liabilities	19,360	72,459	-73%	18,629	+4%
Total Deposits & Int.-Bearing Liab.	2,214,919	2,223,566	0%	2,089,892	+6%

Other Liabilities	40,100	25,912	+55%	28,312	+42%
Total Capital	284,068	273,024	+4%	255,320	+11%
Total Liabilities & Capital	$2,539,087	$2,522,502	+1%	$2,373,524	+7%

Note:  An "NM" designation indicates that the percentage change is "Not Meaningful", likely due to the fact that numbers for the comparative periods are of opposite signs or because the denominator is zero

Sierra Bancorp Financial Results

April 22, 2019

GOODWILL & INTANGIBLE ASSETS
(balances in $000's, unaudited)			Mar '19 vs		Mar '19 vs
	3/31/2019	12/31/2018	Dec '18	3/31/2018	Mar '18
Goodwill	$27,357	$27,357	0%	$27,357	0%
Core Deposit Intangible	6,187	6,455	-4%	6,004	+3%
Total Intangible Assets	$33,544	$33,812	-1%	$33,361	+1%

CREDIT QUALITY
(balances in $000's, unaudited)			Mar '19 vs		Mar '19 vs
	3/31/2019	12/31/2018	Dec '18	3/31/2018	Mar '18
Non-Accruing Loans	$4,568	$5,156	-11%	$3,089	+48%
Foreclosed Assets	806	1,082	-26%	5,371	-85%
Total Nonperforming Assets	$5,374	$6,238	-14%	$8,460	-36%

Performing TDR's (not incl. in NPA's)	$10,750	$11,005	-2%	$11,185	-4%

Non-Perf Loans to Gross Loans	0.26%	0.30%		0.19%
NPA's to Loans plus Foreclosed Assets	0.31%	0.36%		0.53%
Allowance for Ln Losses to Loans	0.54%	0.56%		0.56%

SELECT PERIOD-END STATISTICS
(unaudited)
	3/31/2019	12/31/2018		3/31/2018
Shareholders Equity / Total Assets	11.2%	10.8%		10.8%
Gross Loans / Deposits	81.0%	81.8%		78.2%
Non-Int. Bearing Dep. / Total Dep.	30.5%	31.3%		31.5%

Sierra Bancorp Financial Results

April 22, 2019

CONSOLIDATED INCOME STATEMENT
(in $000's, unaudited)	Qtr Ended:		1Q19 vs	Qtr Ended:	1Q19 vs
	3/31/2019	12/31/2018	4Q18	3/31/2018	1Q18
Interest Income	$27,483	$27,042	+2%	$23,476	+17%
Interest Expense	3,510	2,984	+18%	1,716	+105%
Net Interest Income	23,973	24,058	0%	21,760	+10%

Provision for Loan & Lease Losses	300	1,400	-79%	200	+50%
Net Int after Provision	23,673	22,658	+4%	21,560	+10%

Service Charges	2,943	3,258	-10%	2,946	0%
BOLI Income	900	(475)	NM	204	+341%
Gain (Loss) on Investments	6	-	NM	-	NM
Other Noninterest Income	2,057	2,496	-18%	1,983	+4%
Total Noninterest Income	5,906	5,279	+12%	5,133	+15%

Salaries & Benefits	9,243	9,139	+1%	9,183	+1%
Occupancy Expense	2,361	2,811	-16%	2,348	+1%
Other Noninterest Expenses	6,248	5,087	+23%	6,356	-2%
Total Noninterest Expense	17,852	17,037	+5%	17,887	0%

Income Before Taxes	11,727	10,900	+8%	8,806	+33%
Provision for Income Taxes	2,832	2,996	-5%	2,096	+35%
Net Income	$8,895	$7,904	+13%	$6,710	+33%

TAX DATA
Tax-Exempt Muni Income	$1,045	$1,019	+3%	$1,016	+3%
Interest Income - Fully Tax Equivalent	$27,761	$27,313	+2%	$23,746	+17%

NET CHARGE-OFFS	$612	$1,113	-45%	$252	+143%

Note:  An "NM" designation indicates that the percentage change is "Not Meaningful", likely due to the fact that numbers for the comparative periods are of opposite signs or because the denominator is zero

Sierra Bancorp Financial Results

April 22, 2019

PER SHARE DATA
(unaudited)	Qtr Ended:		1Q19 vs	Qtr Ended:	1Q19 vs
	3/31/2019	12/31/2018	4Q18	3/31/2018	1Q18
Basic Earnings per Share	$0.58	$0.52	+12%	$0.44	+32%
Diluted Earnings per Share	$0.58	$0.51	+14%	$0.44	+32%
Common Dividends	$0.18	$0.16	+13%	$0.16	+13%

Wtd. Avg. Shares Outstanding	15,311,154	15,290,740	0%	15,232,696	+1%
Wtd. Avg. Diluted Shares	15,447,747	15,441,145	0%	15,412,168	0%

Book Value per Basic Share (EOP)	$18.53	$17.84	+4%	$16.75	+11%
Tangible Book Value per Share (EOP)	$16.34	$15.63	+5%	$14.56	+12%

Common Shares Outstanding (EOP)	15,328,030	15,300,460	0%	15,246,780	+1%

KEY FINANCIAL RATIOS
(unaudited)	Qtr Ended:			Qtr Ended:
	3/31/2019	12/31/2018		3/31/2018
Return on Average Equity	12.99%	11.78%		10.61%
Return on Average Assets	1.44%	1.26%		1.16%
Net Interest Margin (Tax-Equiv.)	4.30%	4.27%		4.20%
Efficiency Ratio (Tax-Equiv.)	58.74%	57.79%		65.72%
Net C/O's to Avg Loans (not annualized)	0.04%	0.07%		0.02%

AVERAGE BALANCE SHEET, INTEREST INCOME/EXPENSE, & YIELD/RATE
(balances in $000's, unaudited)	For the quarter ended			For the quarter ended			For the quarter ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Investments:
Federal funds sold/due from time	$11,469	$73	2.58%	$5,757	$34	2.34%	$30,476	$118	1.57%
Taxable	418,901	2,617	2.53%	420,207	2,529	2.39%	425,075	2,338	2.23%
Non-taxable	142,329	1,045	3.77%	138,134	1,019	3.70%	141,579	1,016	3.68%
Total investments	572,699	3,735	2.84%	564,098	3,582	2.71%	597,130	3,472	2.54%

Loans and Leases:
Real estate	1,464,275	20,100	5.57%	1,432,447	19,658	5.44%	1,254,596	16,644	5.38%
Agricultural Production	50,550	780	6.26%	51,344	787	6.08%	50,131	658	5.32%
Commercial	122,597	1,577	5.22%	124,181	1,556	4.97%	127,316	1,379	4.39%
Consumer	8,718	315	14.65%	9,206	334	14.39%	10,493	293	11.32%
Mortgage warehouse lines	63,120	927	5.96%	77,749	1,084	5.53%	83,348	978	4.76%
Other	3,107	49	6.40%	2,583	41	6.30%	3,013	52	7.00%
Total loans and leases	1,712,367	23,748	5.62%	1,697,510	23,460	5.48%	1,528,897	20,004	5.31%
Total interest earning assets	2,285,066	$27,483	4.93%	2,261,608	$27,042	4.79%	2,126,027	$23,476	4.53%
Other earning assets	21,176			10,920			10,195
Non-earning assets	200,115			207,838			201,397
Total assets	$2,506,357			$2,480,366			$2,337,619

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$99,252	$72	0.29%	$98,973	$73	0.29%	$116,829	$88	0.31%
NOW	437,209	126	0.12%	437,982	124	0.11%	409,198	117	0.12%
Savings accounts	287,773	75	0.11%	293,314	78	0.11%	293,716	76	0.10%
Money market	128,686	41	0.13%	133,541	38	0.11%	164,824	42	0.10%
Time Deposits	472,296	2,316	1.99%	423,886	1,906	1.78%	375,718	995	1.07%
Wholesale Brokered Deposits	50,000	325	2.64%	46,522	206	1.76%	0	0	0.00%
Total interest bearing deposits	1,475,216	2,955	0.81%	1,434,218	2,425	0.67%	1,360,285	1,318	0.39%
Borrowed funds:
Junior Subordinated Debentures	34,784	483	5.63%	34,739	458	5.23%	34,606	385	4.51%
Other Interest-Bearing Liabilities	26,521	72	1.10%	29,222	101	1.37%	10,759	13	0.49%
Total borrowed funds	61,305	555	3.67%	63,961	559	3.47%	45,365	398	3.56%
Total interest bearing liabilities	1,536,521	$3,510	0.93%	1,498,179	$2,984	0.79%	1,405,650	$1,716	0.50%
Demand deposits - Noninterest bearing	652,910			685,011			643,524
Other liabilities	39,150			30,983			31,936
Shareholders' equity	277,776			266,193			256,509
Total liabilities and shareholders' equity	$2,506,357			$2,480,366			$2,337,619

Interest income/interest earning assets			4.93%			4.79%			4.53%
Interest expense/interest earning assets			0.63%			0.52%			0.33%
Net interest income and margin		$23,973	4.30%		$24,058	4.27%		$21,760	4.20%
NOTE: Where impacted by non-taxable income, yields and net interest margins have been computed on a tax equivalent basis utilizing a 21% tax rate

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